UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 5, 2016

MYLAN N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building 4, Trident Place Mosquito Way, Hatfield, Hertfordshire	AL10 9UL
(Address of Principal Executive Offices)	(Zip Code)

+44 (0) 1707 853 000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated With Exit or Disposal Activities.

On December 5, 2016, Mylan N.V. (“Mylan” or the “Company”) announced restructuring programs in certain locations representing initial steps in a series of actions that are anticipated to further streamline its operations globally.  Since 2015, the Company has made a number of significant acquisitions, and as part of the holistic, global integration of these acquisitions, the Company is focused on how to best optimize and maximize all of its assets across the organization and across all geographies. As part of this process, the Company anticipates that less than 10 percent of its global workforce may be impacted across all geographies and businesses.

The Company is currently developing the details of the cost reduction initiatives, including workforce actions and other potential restructuring activities beyond the programs already announced.  Further details will be disclosed as initiatives are finalized, including the estimated amount or range of amounts to be incurred and future cash expenditures associated with those initiatives.

Forward-Looking Statements.

This report includes statements that constitute “forward-looking statements,” including that the Company anticipates that less than 10 percent of its global workforce may be impacted across all geographies and businesses. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: any regulatory, legal, or other impediments to Mylan’s ability to execute on its integration plans and the other risks detailed in Mylan’s filings with the Securities and Exchange Commission. Mylan undertakes no obligation to update these statements for revisions or changes after the date of this release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: December 7, 2016	By:	/s/ Kenneth S. Parks
Kenneth S. Parks
Chief Financial Officer